SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.)

Filed by the Registrant  |X|
Filed by a Party other than the Registrant | |

Check the appropriate box:

| |   Preliminary proxy statement
| |   Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
|X|   Definitive proxy statement
| |   Definitive Additional Materials
| |   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              NETWORK COMMERCE INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Check the appropriate box:
|X|  No fee required.
| |  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or Item 22(a)(2)
       of Schedule 14A.
| |  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         _________________________________________________________________
     (2) Aggregate number of securities to which transaction applies:
         _________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         _________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction: _______________

     (5)  Total fee paid:_________________________________________________

| |  Fee paid previously with preliminary materials.
| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

October 8, 2002


Dear Network Commerce Shareholders:

     I am pleased to invite you to Network Commerce's 2002 annual meeting of shareholders. The meeting will be at 1:00 p.m., local time, on Thursday, November 21, 2002 at the Doubletree Hotel, 818 112th Avenue, N.E., Bellevue, Washington 98004.

     At the meeting, you will be asked to elect two directors to the Network Commerce Board of Directors and transact any other business properly presented at the meeting. You also will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about Network Commerce and our operations, including our annual report on Form 10-K and our audited consolidated financial statements, in the enclosed 2001 annual report to shareholders. I personally look forward to greeting those shareholders able to attend the meeting.

     We hope you can join us on November 21, 2002. Whether or not you can attend, it is important that your shares be represented and voted. Therefore, please read the enclosed proxy statement and please mark your votes on the enclosed proxy card, sign and date the proxy card, and promptly return it to us in the enclosed envelope. Your vote is important.

                                   Sincerely,



                                   N. Scott Dickson
                                   Acting Chief Executive Officer
                                   and Chief Financial Officer

                              NETWORK COMMERCE INC.
                             411 First Avenue South
                                 Suite 200 North
                            Seattle, Washington 98104

                                                               October 8, 2002

                  NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS
                     To Be Held Thursday, November 21, 2002

Dear Network Commerce Shareholders:

     On Thursday, November 21, 2002, Network Commerce Inc. will hold its 2002 annual meeting of shareholders at the DoubleTree Hotel, 818 112th Ave N.E., Bellevue, Washington. The annual meeting will begin at 1:00 p.m., local time. Only shareholders who owned shares of our common stock at the close of business on the record date, October 1, 2002, can vote at this meeting or any adjournments or post-ponements that may take place. At the annual meeting we will ask you to:

     o Elect two directors to our board of directors to serve for a term as more fully described in the accompanying proxy statement; and

     o    Transact any other business properly presented at the meeting.

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE
         PROPOSED SLATE OF DIRECTORS DESCRIBED IN THE PROXY STATEMENT.

     At the annual meeting, we will also report on our 2001 business results and other matters of interest to shareholders.

     To ensure your representation at the annual meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible in the enclosed postage-prepaid envelope. Your shares will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the annual meeting and vote in person even if you have previously returned your proxy card. Please note, however, that if a broker, bank or other nominee is the record holder of your shares and you wish to attend and vote personally at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

     The approximate date of mailing this proxy statement and accompanying proxy cards is October 15, 2002.

                                     By Order of the Board of Directors,


                                     N. Scott Dickson
                                     Acting Chief Executive Officer
                                     and Chief Financial Officer


-------------------------------------------------------------------------------
Please note that attendance at our annual meeting will be limited to shareholders as of the record date, or their authorized representatives, and guests.
-------------------------------------------------------------------------------

                              NETWORK COMMERCE INC.
                                   -----------
                                 PROXY STATEMENT
                                   -----------
                 INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The board of directors of Network Commerce Inc. is sending you this proxy statement in connection with its solicitation of proxies for use at Network Commerce's 2002 annual meeting of shareholders. The 2002 annual meeting will be held at the DoubleTree Hotel, 818 112th Ave N.E., Bellevue, Washington on Thursday, November 21, 2002 at 1:00 p.m., local time. We intend to give or mail to shareholders definitive copies of this proxy statement and accompanying proxy cards on or about October 15, 2002.

Record Date and Outstanding Shares

     Only those shareholders who owned common stock at the close of business on October 1, 2002, the record date for the annual meeting, can vote. At that date, there were 5,893,110 issued and outstanding shares of common stock. Shareholders of record on the record date are entitled to one vote for each share of common stock held by them, on all matters to be voted upon at the annual meeting.

     Except as otherwise noted herein, all share numbers have been adjusted to reflect a 1-for-15 reverse split of our common stock which became effective immediately prior to the opening of trading on Monday, June 18, 2001.

Quorum

     A quorum for the annual meeting is a majority of the outstanding shares of common stock entitled to vote, whether in person or by proxy, at the annual meeting. A shareholder who abstains from voting on any or all proposals and broker non-votes will be included in the number of shareholders present at our annual meeting for the purpose of determining the presence of a quorum.

Voting

     You are entitled to one vote for each share of common stock you hold. In the election of directors, the directors who receive the greatest number of affirmative votes cast at the annual meeting will be elected to the Board of Directors. You are not entitled to cumulate votes in electing directors.

     If your shares are represented by a completed and executed proxy, they will be voted in accordance with your directions. If your proxy card is signed and returned without any direction given, your shares will be voted according to the Board of Directors' recommendation. We are not aware, as of the date of this proxy statement, of any matters to be voted on at the annual meeting other than as stated in this proxy statement and the accompanying notice of annual meeting of shareholders. If any other matters are properly brought before the annual meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

     Abstention and broker non-votes will have no effect on the proposals to be voted on at the annual meeting since they will not represent votes cast at the annual meeting for the purpose of voting on such proposals.

     If the annual meeting is postponed or adjourned for any reason, at any subsequent reconvening of the annual meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the annual meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Revocability of Proxies

     If you give your proxy to us, you have the power to revoke it at any time before it is exercised. Your proxy may be revoked by any one of the following methods:

     o notifying the Secretary of Network Commerce in writing before the annual meeting;

     o delivering to the Secretary of Network Commerce before the annual meeting a signed proxy with a later date; or

     o attending the annual meeting and voting in person (please note, that attendance at the annual meeting will not, by itself, revoke a proxy).

Solicitation of Proxies

     We retained Wells Fargo Shareowner Services to help solicit proxies. We will pay the cost of its services, which is estimated at approximately $6,000 plus reasonable and customary expenses. Proxies will be solicited by personal interview, mail and telephone. We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Proxies may be solicited by our directors, officers and employees by telephone, facsimile or otherwise. Our directors, officers and employees will not be additionally compensated for this solicitation but may be reimbursed for out-of-pocket expenses they incur. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of common stock in their names that are beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners for the reasonable expenses they incur in forwarding the solicitation material to such beneficial owners.

                              ELECTION OF DIRECTORS
                                  (Proposal #1)

     Our articles of incorporation and bylaws provide for five directors. Our Board currently consists of four directors, with one vacancy. The proxies voted cannot be voted for a greater number of persons than the number of nominees named.

     Our Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors. At each annual meeting of the shareholders, directors will be elected for a three-year term to succeed those directors in the class whose term has so expired. Class I consists of Mr. Mark Terbeek, whose term will expire at the annual meeting of shareholders to be held in 2003; Class II consists of Mr. Christopher Fenner, whose term will expire at the annual meeting of shareholders to be held in 2004; and Class III consists of Messrs. Lonsdale and Walker, whose terms expire at the 2002 annual meeting.

     There is one vacancy among the Class I directors on our Board. We intend that this vacancy will exist until such time as a suitable replacement is identified and agrees to serve in such capacity. Under our bylaws, the sitting members of the Board of Directors have the authority to fill this vacancy. At each annual meeting of shareholders, successor directors are elected to replace those whose terms have expired. Directors serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. This classification of the Board of Directors may have the effect of delaying or preventing a change in control or management. Our officers serve at the discretion of the Board of Directors. There are no family relationships among any of our directors or executive officers.

     Information is provided below with respect to the two nominees for Class III director, as well as those other directors whose terms will continue after the 2002 annual meeting. Unless otherwise instructed, the persons named in the accompanying proxy intend to vote shares represented by properly executed proxies FOR the two nominees to the Board named below. Although the Board anticipates that each of Mr. Lonsdale and Mr. Walker will be available to serve as a director, should either person not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board.

Nominees for Election

     Class III Directors (terms to expire 2005)

     David M. Lonsdale, age 49, has served as a director since October 1998. Since February 2000, he has been Chairman and Chief Executive Officer of bTrade.com, Inc. From December 1998 to February 2000, he was the President and Chief Executive Officer of Uppercase, a Xerox subsidiary and software development company. From November 1996 to November 1998, he was the Chief Executive Officer and President of Major Connections, a software distribution company. From April 1995 to November 1996, he was Vice President of Worldwide Sales at Integrated Micro Products, a computer manufacturer. From May 1990 to April 1995, he was President and Chief Executive Officer of A.C. Nielsen Software and Systems, a direct marketing software company delivering software and solutions for direct marketing. Mr. Lonsdale received a B.S. in physics and a B.S. in mathematics from the University of Leeds in England and an M.B.A. from Cornell University.

     Dwayne M. Walker, age 41, has been our Chairman of the Board since March 1996 and a director since August 1995, and served as our Chief Executive Officer from August 1996 until July 2002. Mr. Walker also previously served as our President, initially from March 1996 to January 2000 and again from April 2001 to July 2002. Since July 2002, Mr. Walker has been President and Chief Operating Officer of Fidelity National Information Systems, Inc., a provider of data, technology and services to the real estate industry. From April 1995 to April 1996, he was President and Chief Executive Officer of Integra Technologies, a wireless communications company. From September 1989 to March 1995, he was a Director for Microsoft Windows NT and Networking Products and a General Manager of Microsoft Corporation, a software company.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE.

Continuing Board Members

     Continuing Class I director (term to expire in 2003)

     Mark H. Terbeek, age 31, has served as a director since February 1997. From July 1999 to March 2002 he was Vice President and VP-Corporate Development at Jamcracker, Inc. From August 1997 to July 1999, he was an independent management consultant. From May 1995 to August 1997, he was an associate for First Analysis Corporation, a venture capital firm. From August 1993 to May 1995, he was a business analyst at McKinsey & Co., a management consulting company. He received a B.A. from DePauw University and an M.B.A. from Stanford University.

     Continuing Class II director (term to expire in 2004)

     Christopher P. Fenner, age 36, has served as a director since June 2001. Since May 2001 he has been an independent management consultant. From June 1998 to June 2001 he was a Vice President of the Emerging Growth Division at Imperial Bank. From August 1988 to June 1998 he held various key management positions at Seafirst National Bank. Mr. Fenner received a B.A. in Business with a concentration in Finance from the University of Washington.

Information on Board Committees and Meetings

     During 2001, there were 14 meetings of the Board of Directors, eight of which were held telephonically. Each of Network Commerce's directors attended 75% or more of the total number of Board meetings held during that director's service on the Board. In addition, each of the directors attended 75% or more of the committee meetings held during the director's service on the applicable committee.

     The Board has an audit committee and a compensation committee. It does not have a nominating committee.

     Audit Committee. The Audit Committee reviews our financial controls and our accounting, audit and reporting activities. The Audit Committee also makes recommendations to our Board of Directors regarding the selection of independent auditors, reviews the results and scope of audit and other services provided by our independent auditors and reviews the accounting principles and auditing practices and procedures to be used for our financial statements. Messrs. Lonsdale, Terbeek and Fenner constitute the Audit Committee. The members of the Audit Committee are independent as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. In June 2000, the Board of Directors adopted a written charter for the Audit Committee, a copy of which was included as an exhibit to last year's proxy statement. During 2001, there were three Audit Committee meetings.

     Compensation Committee. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits for our officers, directors and employees. The Compensation Committee also administers our stock option plans and our employee stock purchase plan. Messrs. Lonsdale, Terbeek and Fenner constitute the Compensation Committee. During 2001, there was one Compensation Committee meeting.

Executive Officers Who Are Not Directors

     N. Scott Dickson, age 40, was recently appointed as our acting Chief Executive Officer in July 2002 and continues to serve as the Chief Financial Officer and Secretary, positions that he has held since July 2001. From April 2001 to July 2001, he was our Controller. From September 1999 to January 2001, Mr. Dickson was the Controller and Secretary at MemeStreams. From August 1997 to April 1999, he was the Controller for SPL WorldGroup. From October 1996 to July 1997, he was Vice President and Corporate Controller for NetSource Communications, and prior to that he was a Vice President at Splash Studios. Mr. Dickson has a B.S. in accounting from Montana State University.

     Anne-Marie K. Savage, age 38, has been an Executive Vice President since June 1999. Ms. Savage has primary responsibility for our NCI Marketing division. From February 1998 to June 1999, she was our Senior Vice President-Marketing and Business Development. From March 1997 to February 1998, she was our Vice President-Online Stores, and from July 1996 to March 1997, she was our Director of Marketing. From April 1995 to April 1996, she was the Director of Marketing of Integra Technologies. Ms. Savage received a B.A. in hotel and restaurant administration from Washington State University.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth as of October 1, 2002, certain information regarding the beneficial ownership by the following:

     o each of our officers for whom information is provided under "Executive Compensation" in this report;

     o    each of our directors; and

     o    all of our directors and executive officers as a group.

     Based on publicly available information, no person beneficially owned more than 5% of our outstanding voting securities at October 1, 2002. To our knowledge, the beneficial owners listed on the following table have sole voting and investment power with respect to the shares shown as beneficially owned. Unless otherwise indicated, each person's address is: c/o Network Commerce, Inc., 411 First Avenue South, Suite 200 North, Seattle, Washington 98104


                                                                                  Shares of Common Stock
                                                                         ------------------------------------------
                                                                            Number of Shares            Percent of
Name and Address of Beneficial Owners                                    Beneficially Owned (1)          Class (2)
----------------------------------------------------------------         ----------------------       -------------
Dwayne M. Walker (3)                                                            2,135,957                 27.1%
N. Scott Dickson (4)                                                              644,167                  9.9
Anne-Marie K. Savage (5)                                                          693,811                 10.6
David M. Lonsdale (6)                                                             147,795                  2.5
Mark H. Terbeek (7)                                                               145,857                  2.4
Christopher Fenner (8)                                                            123,125                  2.1
Othniel D. Palomino (9)                                                            23,390                    *
Joe E. Arciniega, Jr. (10)                                                              0                    *
All directors and executive officers as a group (6 persons) (11)                3,890,712                 40.6%
*Less than 1% of the outstanding shares of common stock.

________________________________
(1) As used in this Section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned.
(2) The shares owned by each person or entity, or by the group, and the shares included in the total number of shares outstanding have been adjusted and the percent owned has been computed in accordance with Rule 13d-3(d)(1).
(3) Includes 427 shares owned by family members of Mr. Walker over which Mr. Walker holds voting power and 5,000 shares held by various trusts over which Mr. Walker has voting power. Also includes 1,990,647 shares issuable pursuant to options held by Mr. Walker that are currently exercisable or exercisable within 60 days of October 1, 2002 ("Vested Options").
(4) Consists of 644,167 shares issuable pursuant to Vested Options held by Mr. Dickson.
(5) Includes 650,211 shares issuable pursuant to Vested Options held by Ms. Savage.
(6) Consists of 147,795 shares issuable pursuant to Vested Options held by Mr. Lonsdale.
(7) Includes 144,461 shares issuable pursuant to Vested Options held by Mr. Terbeek.
(8) Includes 123,125 shares issuable pursuant to Vested Options held by Mr. Fenner.
(9) Mr. Palomino resigned from his position as Executive Vice President on February 28, 2001.
(10) Mr. Arciniega resigned from his position as President and Chief Operating Officer on April 2, 2001.
(11) Consists of Messrs. Dickson, Fenner, Lonsdale, Terbeek, Walker and Ms. Savage. Includes 3,700,406 shares issuable pursuant to Vested Options held by such persons.

                             EXECUTIVE COMPENSATION

Compensation of Executive Officers

     The following table shows for the three fiscal years ended December 31, 2001, 2000, and 1999, respectively, the compensation awarded or paid to, or earned by, the following persons (collectively, the "Named Executive Officers"):

     o    Dwayne M. Walker, our Chief Executive Officer during 2001; and

     o    other  executive  officers  whose  salary and bonus for 2001  exceeded
          $100,000.

     Other than the Named Executive Officers listed below, no executive officer, who was serving in such capacity at the end of 2001, earned more than $100,000 in salary and bonus for the 2001 fiscal year:

                                         Summary Compensation Table
                                                                                                  Long-Term
                                                                     Annual Compensation         Compensation
                                                                   ------------------------    -------------------
                                                                                                   Securities
                                                                                                Underlying Options
Name and Principal Position                                Year     Salary($)      Bonus($)            (#)
---------------------------------------------              ----    ----------      --------     ------------------
Dwayne M. Walker (1)                                       2001    $1,011,698      $500,000        1,115,647
Chairman and Former Chief Executive Officer                2000       411,050       300,000        1,881,890
                                                           1999       321,923       101,566          950,175

Anne-Marie K. Savage                                       2001       246,027        60,000          212,711
Executive Vice President                                   2000       189,583       100,000           17,100
                                                           1999       134,263        26,566          122,850

N. Scott Dickson (2)                                       2001       112,500            --          206,667
Acting Chief Executive Officer,                            2000            --            --               --
Chief Financial Officer andSecretary                       1999            --            --               --

Joe E. Arciniega, Jr. (3)                                  2001       450,423       125,000               --
Former President and Chief Operating Officer               2000       353,125       100,000               --
                                                           1999       173,672         1,566           50,175

Othniel D. Palomino (4)                                    2001       103,913        50,000          150,002
Former Executive Vice President Corporate Development      2000       193,750       100,000               --
                                                           1999       134,263        26,566           50,175


(1) Included in Mr. Walker's 2001 salary is $537,283 that represents the debt obligations extinguished by the Company in April 2001, as part of the settlement of potential claims held by Mr. Walker. Effective July 2002, Mr. Walker resigned as our Chief Executive Officer but continues to serve as Chairman of the Board.

(2)  Mr. Dickson became our acting Chief Executive Officer in July 2002.

(3) Mr. Arciniega resigned from his position as President and Chief Operating Officer on April 2, 2001.

(4) Mr. Palomino resigned from his position as Executive Vice President on February 28, 2001.

Director Compensation

     Effective as of January 1, 2002, non-employee directors receive $1,000 cash compensation from us on a monthly basis for serving as directors and on Board committees. For 2001, Director Fenner received an aggregate of $12,000 and Directors Lonsdale and Terbeek each received $25,000 for their service on the Board. Additionally, non-employee directors are reimbursed for their reasonable expenses incurred in attending Board and committee meetings. From time to time, we also grant options to purchase common stock to non-employee directors.

Stock Option Grants

     During fiscal 2001, we granted options to purchase a total of 5,207,030 shares of common stock under our stock option plans to our employees, directors and consultants, including the Named Executive Officers. The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers in 2001. In accordance with Securities and Exchange Commission rules, potential realizable values for the following table are

     o    net of exercise price before taxes,

     o based on the assumption that our common stock appreciates at the annual rates shown, compounded annually, from the date of grant until the expiration of the term, and

     o based on the assumption that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

                                                       Option Grants in Fiscal 2001

                                          Individual Grants
                         --------------------------------------------------    -----------------------------------------------------
                                                                                  Potential Realizable Value at Assumed Annual Rates
                         Number of      % of Total                 Market                         of Stock Price
                           Shares        Options                  Price on               Appreciation for Option Term (2)
                         Underlying     Granted to     Exercise    Date of     -----------------------------------------------------
                          Options      Employees In     Price     Grant (1)    Expiration
Name                      Granted       Fiscal 2001   ($/share)   ($/share)       Date              0%            5%          10%
----------------------  ------------  --------------  ----------  ----------   ------------  ------------  ------------   ----------
Dwayne M. Walker......      300,000           5.76%       $0.26       $0.26        8/10/11            --       $49,054     $124,312
                             32,692            0.63        0.26        0.26        8/10/11            --         5,346       13,547
                             27,399            0.53        0.26        0.26        8/10/11            --         4,480       11,353
                              5,556            0.11        0.26        0.26        8/10/11            --           908        2,302
                            750,000           14.40        0.14        0.12        10/1/11            --        41,601      128,437

Anne-Marie K. Savage..      100,000            1.92        0.26        0.26        8/10/11            --        16,351       41,437
                              4,359            0.08        0.26        0.26        8/10/11            --           713        1,806
                              7,810            0.15        0.26        0.26        8/10/11            --         1,277        3,236
                                542            0.01        0.26        0.26        8/10/11            --            89          225
                            100,000            1.92        0.10        0.10        10/3/11            --         6,289       15,937

N. Scott Dickson......       50,000            0.96        0.26        0.26        8/10/11            --         8,176       20,719
                              6,667            0.13        0.26        0.26        8/10/11            --         1,090        2,763
                             50,000            0.96        0.29        0.28        8/16/11            --         8,305       21,812
                            100,000            1.92        0.10        0.10        10/3/11            --         6,289       15,937

Joe E. Arciniega, Jr..
                                 --              --          --          --             --            --            --           --

Othniel D. Palomino...      100,001            1.92        0.02        3.16        10/1/01       314,003       321,807      329,427
                             50,001            0.96        0.02        2.26        10/1/01       112,002       114,793      117,518


(1) Fair market value is based on the closing price for our common stock as reported by the OTC Bulletin Board or the Nasdaq National Market, as applicable, on the date of grant.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated based on rules of the SEC, and do not reflect our projection or estimate of future stock price growth. There can be no assurance provided to any executive officer or any other holder of our securities as to what the actual stock price appreciation may be, either over the option term or during any other period. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

Fiscal Year-End Option Values

The following table presents information about options held by the Named Executive Officers and the value of those options as of December 31, 2001. The value of in-the-money options is based on the closing price on December 31, 2001, net of the option exercise price.


                                  Aggregate Option Exercises in 2001 and
                                      Fiscal Year-End Option Values

                                                        Number of Shares Underlying         Value of Unexercised
                                                           Unexercised Options at           In-the-Money Options
                              Shares                         December 31, 2001              at December 31, 2001
                            Acquired on      Value      ---------------------------     ----------------------------
                             Exercise      Realized     Exercisable   Unexercisable     Exercisable    Unexercisable
Name                            (#)           ($)           (#)            (#)              ($)             ($)
---------------------        --------      --------     -----------   -------------     -----------    -------------
Dwayne M. Walker                  --            --       898,411          217,236        $15,000.00            --
Anne-Marie K. Savage              --            --        80,496          132,215          1,999.20            --
N. Scott Dickson                  --            --        90,286          116,381          1,999.20            --
Joe E. Arciniega, Jr.             --            --            --               --                --            --
Othniel D. Palomino          150,002      $340,343            --               --                --            --



Employment   Contracts,   Termination   of  Employment   and   Change-in-Control
Arrangements

     We have a written employment agreement with Mr. Dwayne Walker originally effective as of July 1, 1999, as amended by letter agreements dated as of April 5, 2001 and October 1, 2001, and as further amended in July 2002. Pursuant to the July amendment to the employment agreement, Mr. Walker has agreed to serve as Chairman of the Board through December 31, 2002, and no longer serves as President and Chief Executive Officer effective as of July 2002. Mr. Walker's employment agreement may be terminated by either Mr. Walker or us at any time, upon written notice to the other. The agreement, as amended in July 2002, provides for an annualized salary, beginning July 15, 2002, of $200,000 (a decrease from his then current salary of $397,000), and Mr. Walker is not entitled to receive any bonuses unless the Board of Directors determines otherwise. By the terms of the July 2002 amendment, all stock options granted to Mr. Walker under his employment agreement will continue to vest by their terms through December 31, 2002. The July 2002 amendment to the employment agreement eliminated Mr. Walker's monthly car allowance of $400. If we terminate Mr. Walker at any time without cause, or if he terminates his employment for "good reason" after we have received 30 days' notice and have failed to cure, or leaves within six months after a change in control of Network Commerce, we will pay him a lump-sum amount equal to 100% of his annual base salary plus a lump-sum amount equal to his base salary as if he were employed from the date of termination through December 31, 2002, and he will be entitled to 100% vesting on all options granted to him that would have vested as if he continued to be employed through December 31, 2002. For purposes of the agreement, "good reason" means and includes the occurrence without Mr. Walker's consent of a material reduction in his title, authority, status or responsibilities or our material breach of the agreement.

     We have entered into a written employment agreement with Mr. N. Scott Dickson effective as of July 30, 2001, as amended on March 21, 2002 and as further amended effective July 15, 2002. Mr. Dickson's employment is at will, and may be terminated by either Mr. Dickson or us at any time, with or without cause. The July 2002 amendment was entered into to reflect Mr. Dickson's promotion as acting Chief Executive Officer and increased his annual salary to $175,000. Mr. Dickson will continue to be eligible for discretionary bonuses as set by the Board from time to time.

     We have entered into a written employment agreement with Ms. Anne-Marie Savage effective as of December 10, 2000, as amended March 21, 2002. Ms. Savage's employment is at will, and may be terminated by either Ms. Savage or us at any time, with or without cause. The agreement currently provides for an annual salary of $167,925 and discretionary bonuses as set by the Board from time to time. Effective October 1, 2001 and April 1, 2002, Ms. Savage's employment agreement was amended to reduce her annual salary, initially from $225,000 to $172,125, and again from $172,125 to its current level. If Ms. Savage is terminated by Network Commerce at any time for a reason other than "cause", disability or death, or if Network Commerce breaches the employment agreement and fails to cure such breach, Network Commerce will continue to pay Ms. Savage's salary for 12 months from termination. For purposes of the employment agreement, the term "cause" includes conduct that has a material adverse effect on Network Commerce, the failure to execute directives, or deliver on at least 75% of the forecast or objectives, established by the company's chief executive officer or president. If Ms. Savage terminates her employment voluntarily, we will pay to her three months of base salary in standard payroll increments.

Change of Control Arrangements in Equity Incentive Plans

     Our Amended and Restated 1996 Combined Incentive and Nonqualified Stock Option Plan provides that in the event of a merger of Network Commerce with or into another corporation or a sale of all or substantially all of our assets, each option and stock purchase right will be assumed or substituted for by the successor corporation. In the event the successor corporation refuses to assume or substitute for the option or stock purchase right, the optionee will have the right to exercise all of the optioned stock, including shares as to which it would not otherwise be exercisable, for a period of 15 days from the date of notice from the administrator, after which date the option or stock purchase right will terminate.

     Our 1999 Employee Stock Purchase Plan permits eligible employees to purchase shares of common stock through payroll deductions at 85% of the lesser of the fair market value per share of the common stock on the first day of the offering period or on the purchase date. Participants generally may not purchase shares if, immediately after the grant, the participant would own stock or options to purchase shares of common stock totaling 5% or more of the total combined voting power of all of Network Commerce's capital stock, or more than $25,000 of our capital stock in any calendar year. In addition, a participant may not purchase more than 5,000 shares during any offering period. In the event of a sale of all or substantially all of our assets or the merger of Network Commerce with or into another corporation, the Board of Directors may accelerate the exercise date of the current purchase period to a date prior to the change in control.

     Our 1999 Nonofficer Employee Stock Option Plan provides that in the event of the merger of Network Commerce with or into another corporation or a sale of all or substantially all of our assets, each outstanding award granted under the plan will be assumed or substituted for by the successor corporation. In the event the successor corporation refuses to assume or substitute for the award, the forfeiture restrictions applicable to stock awards will lapse and outstanding options will become fully exercisable for a period of 15 days from the date of notice from the plan administrator, after which date the options will terminate and no longer be exercisable.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following is the report of our Compensation Committee describing the compensation policies and rationale applicable to our executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 2001. The Compensation Committee consists of Messrs. Lonsdale, Terbeek and Fenner, each of whom is a non-employee director. The Compensation Committee establishes our general compensation policies as well as the compensation plans and specific compensation levels for executive officers. The Compensation Committee seeks to provide executive officers with competitive compensation that enables us to attract and retain employees who contribute to our success and maximize shareholder value. Specifically, for executive officers, compensation is determined according to the criteria described below.

Compensation

     The Compensation Committee establishes the salaries of the executive officers by considering (i) the salaries of executive officers in similar positions at comparably-sized peer companies, (ii) our financial performance over the past year based on revenues and operating results and (iii) the achievement of individual performance goals related to each executive officer's duties and area of responsibility.

Equity-Based Compensation

     The Compensation Committee views stock options as an important part of our long-term, performance-based compensation program. The Compensation Committee bases grants of stock options to our executive officers under our stock option plan on the committee's estimation of each executive's contribution to the long-term growth and profitability of Network Commerce. The stock option plans are intended to provide additional incentives to the executive officers to maximize shareholder value. Options are generally granted under the stock option plan at the then-current market price and are generally subject to two-year vesting periods to encourage key employees to remain with us.

Compensation of the Chief Executive Officer

     For 2001, the base salary of Dwayne Walker, our Chief Executive Officer, after giving effect to the amended terms of his employment as of April 5, 2001, was set at an amount the Compensation Committee believes is competitive with salaries paid to executives of companies of comparable size in similar industries. In evaluating Mr. Walker's salary, the Compensation Committee relied upon publicly available compensation information and informal data obtained by the Compensation Committee with respect to cash compensation and stock option grants to similarly situated executives of high technology companies of comparable size. These companies were selected informally without the use of a compensation consultant.

     Mr. Walker's 2001 annual salary was approved by the Board of Directors by considering several factors, including Mr. Walker's assistance in attaining our goals for corporate revenue and operating results for the fiscal year, completing a number of significant strategic acquisitions, business alliances and relationships, launching several additional online media properties and shaping our strategic focus, market position and brand development. No set formula is used for this determination, and no particular function is weighted more than another.

Compensation of other Executive Officers

     With respect to other executive officers compensation, the Compensation Committee sets salaries based on recommendations of the Chief Executive Officer, unless the officer's salary is established by written contract. The Compensation Committee compares the salaries with those of comparable positions at companies of comparable size in similar industries. These companies are selected informally without the use of a compensation consultant.

Policy on Deductibility of Compensation

     Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the Chief Executive Officer and any other of its four most highly compensated executive officers. However, compensation that qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only on attainment of pre-established, objective performance goals under a plan approved by shareholders.

     The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance-based" and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under our cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, our compensation philosophy, and Network Commerce's best interests.

Summary

     The Compensation Committee believes that our compensation policies have been only partially successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to our goals. We will continue to evaluate our current and future compensation policies in light of changes in our marketplace and our compensation policies will evolve over time as we move to attain the near-term goals we have set for Network Commerce while maintaining our focus on building long-term shareholder value.

                             COMPENSATION COMMITTEE
                                David M. Lonsdale
                               Christopher Fenner
                                 Mark H. Terbeek

THE INFORMATION CONTAINED IN THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE SECURITIES AND EXCHANGE COMMISSION, AND SUCH INFORMATION SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO THAT FILING.

Compensation Committee Interlocks and Insider Participation

     Currently, no member of the Compensation Committee is an officer or employee of Network Commerce. No member of the Compensation Committee serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Performance Graph

Set forth below is a line graph comparing the cumulative return to the shareholders of our common stock with the cumulative return of (i) the Nasdaq U.S. Index and (ii) the Dow-Jones Internet Commerce Index for the period commencing September 29, 1999 (the date of our initial public offering) and ending on December 31, 2001. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the
Securities and Exchange Commission, and such information shall not be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that we specifically incorporate it by reference into that filing.

     Comparison of Cumulative Total Return* Among Network Commerce Inc., the Nasdaq Stock Market Composite Index and the Dow-Jones Internet Commerce Index

                                [GRAPHIC OMITTED]

                                                                              9/29/99      12/31/00     12/31/01
                                                                              -------      --------     --------
Network Commerce Inc......................................................    $100.00        $5.00        $0.16
The Nasdaq Stock Market Composite Index...................................     100.00        89.63        70.76
The Dow-Jones Internet Commerce Index.....................................     100.00        26.06        25.62

-----------
(*) Assumes $100 invested in Network Commerce common stock at the close of the first day of trading on September 29, 1999. Similarly, assumes $100 invested in the Nasdaq Stock Market Composite Index and the Dow-Jones Internet Commerce Index on September 29, 1999.

Related Transactions With Executive Officers, Directors and 5% Shareholders

     Since January 1, 2000, Network Commerce has entered into five loan transactions with Mr. Dwayne Walker, the company's Chairman of the Board, and former Chief Executive Officer, President and Chief Operating Officer. Each loan had a term of one year and was evidenced by a promissory note executed by Mr. Walker in favor of Network Commerce. The first loan was made on May 26, 2000 in the principal amount of $1,387,322 with interest at 7% payable annually. The second loan was made on June 1, 2000 in the principal amount of $1,983,223 with interest at 7%. The third loan was made on September 19, 2000 in the principal amount of $556,140 with interest at 6.3%. The fourth loan was made on October 25, 2000 in the principal amount of $250,000 with interest at 7%. The fifth loan was made on November 16, 2000 in the principal amount of $100,000 with interest at 7%. During 2000, the largest amount of principal and accrued interest outstanding under these loans was $4,487,057 and, as of March 31, 2001, the principal and accrued interest owing under all of the outstanding loans was $4,535,380.

     In April 2001, Network Commerce entered into an agreement with Mr. Walker to resolve certain potential claims Mr. Walker may have had with respect to the withdrawal of Mr. Walker's shares of Network Commerce's common stock from its secondary public offering completed in February 2000. The terms of this agreement are set forth in a letter dated as of April 5, 2001 between Network Commerce and Mr. Walker. The agreement provides that Network Commerce would purchase 17,467 shares (representing 262,000 shares on a pre-reverse split basis) of its common stock from Mr. Walker in exchange for the tender of a $3.8 million note payable from Network Commerce to Mr. Walker (the "Company Note"). Network Commerce also agreed to consolidate into a new loan (the "Loan") all of Mr. Walker's outstanding promissory notes to Network Commerce, in the aggregate principal amount of $4,535,380. The Loan will bear interest at 7% per annum and is due March 31, 2011, but Mr. Walker may prepay the Loan at any time without penalty. Interest will accrue and be due as a balloon payment on March 31, 2011. Following Network Commerce's purchase of the 17,467 (post-split) shares, Mr. Walker may endorse the Company Note to Network Commerce in satisfaction of that portion of the Loan equal to the face amount of the Company Note. In addition, Mr. Walker agreed to transfer up to 78,078 (post-split) shares of Network Commerce common stock to Network Commerce as additional payment of the Loan. Network Commerce agreed to reduce the balance of the Loan by the fair market value of the 78,078 shares on the date of the transfer. Network Commerce agreed to cancel the remainder of Mr. Walker's debt to Network Commerce after giving effect to the transfer of the Company Note, the purchase and transfer of the 17,467 shares and 78,078 shares of Network Commerce common Stock in the manner described above, and to pay Mr. Walker's withholding and employment taxes relating to such cancellation.

     Each of the foregoing and any future transactions between Network Commerce and its officers, directors and greater than 5% shareholders and their affiliates will be approved by a majority of the board of directors, including a majority of our disinterested, non-employee directors.

                             AUDIT COMMITTEE REPORT

     The Audit Committee consists of Messrs. Lonsdale, Terbeek and Fenner, each of whom is a non-employee director. The members of the Audit Committee are independent as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. In June 2000, the Board of Directors adopted a written charter for the Audit Committee.

     The Audit Committee serves as the representative of the Board for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Management has primary responsibility for preparing our financial statements, our internal controls and our financial reporting process. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report on its audit.

     The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2001 with the management of the Company. Additionally, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 ("Communications with Audit Committees"). The Audit Committee also received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), and has discussed with the independent auditors their firm's independence.

     Based on the discussions and reviews noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Network Commerce Annual Report on Form 10-K for fiscal year 2001.

                                 AUDIT COMMITTEE

                                David M. Lonsdale
                                 Mark H. Terbeek
                               Christopher Fenner

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Effective April 2002, the Board of Directors, upon the recommendation of the Audit Committee, decided to engage Moss Adams LLP to serve as new independent auditors for the company for the fiscal year ending December 31, 2002. Previously, Arthur Andersen LLP had served as our independent public accountants from August 1998 through April 2002. The change in independent auditors was made subsequent to the filing of Network Commerce's Annual Report on Form 10-K for the year ended December 31, 2001. We reported this change in accountants on a Current Report on Form 8-K that was filed with the Securities and Exchange Commission on April 11, 2002.

     Representatives of Moss Adams LLP are expected to be present at the annual meeting, and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions. We do not anticipate that representatives of Arthur Andersen LLP will be present at the annual meeting.

     The audit reports of Arthur Andersen LLP on our financial statements for the past two fiscal years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, and were not modified as to uncertainty, audit scope, or accounting principles, except that the reports contained an explanatory paragraph regarding the Company's ability to continue as a going concern. During our two most recent fiscal years and the subsequent interim period through April 4, 2002, there were no disagreements between Network Commerce and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen LLP's satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its reports. In addition, during our two most recent fiscal years and the subsequent interim period, there were no
"reportable events" (as defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission). In addition, during our two most recent fiscal years and the subsequent interim period prior to retaining Moss Adams LLP, we did not consult with Moss Adams LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

     We have provided Arthur Andersen LLP and Moss Adams LLP with a copy of the disclosures made in this proxy statement and in the Current Report on Form 8-K in advance of the day that these disclosures were filed with the Commission. Included as Exhibit 16.1 to the Form 8-K is a copy of Arthur Andersen LLP's letter stating its agreement with such statements.

Audit and Related Fees

     The aggregate fees we have been billed by Arthur Andersen LLP for professional services rendered the fiscal year 2001 were as follows:

  Audit Fees (for audit of our annual financial statements for fiscal year 2001 and reviews of our quarterly financial statements)..........$135,000

  Financial Information and Systems Design and Implementation Fees
  (for designing or implementing a hardware or software system that aggregates source data underlying the Company's financial statements or generates information that is significant to the financial
  statements taken as a whole)..........................................$      0

  All Other Fees (for all other services)...............................$ 89,575

     The Audit Committee has considered the services rendered by Arthur Andersen LLP for services other than the audit of our financial statements, and has determined that the provision of such services is compatible with maintaining the firm's independence. None of the hours expended on Arthur Andersen LLP's engagement to audit the Company's financial statements for fiscal year 2001 were attributed to work performed by persons other than the full-time, permanent employees of Arthur Andersen LLP.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Network Commerce's officers, directors and persons who own more than 10% of a registered class of Network Commerce's equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% shareholders are required by SEC rules to furnish Network Commerce with copies of all Section 16(a) forms they file.

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

     Based solely on our review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during 2001 our officers, directors and greater-than-10% beneficial owners complied with all filing requirements required by Section 16(a) that are applicable to them.

                  SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Under the SEC's proxy rules, shareholder proposals that meet certain conditions may be included in Network Commerce's proxy statement and form of proxy for a particular annual meeting. Shareholders that intend to present a proposal at Network Commerce's 2003 annual meeting must give notice of the proposal to Network Commerce no later than June 10, 2003 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. A shareholder must have been a registered or beneficial owner of at least one percent of the outstanding shares of common stock or shares of common stock with a market value of $2,000 for at least one year prior to submitting the proposal and the shareholder must continue to own such stock through the date on which the 2003 annual meeting is held. In addition, pursuant to Network Commerce's bylaws, a shareholder who intends to present a proposal for the 2003 annual meeting that will not be included in the proxy statement and form of proxy must give notice of the proposal to Network Commerce not later than August 9, 2003. Shareholders should be mindful that receipt by Network Commerce of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in Network Commerce's proxy materials or its presentation at the 2003 annual meeting because there are other requirements in the proxy rules.

OTHER MATTERS

     As of the date of this proxy statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matters for action at the annual meeting other than the matters specifically referred to in this proxy statement. If other matters properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

     Copies of our 2001 annual report to shareholders are being mailed to shareholders, together with this proxy statement, form of proxy and notice of annual meeting of shareholders. Additional copies may be obtained from the Secretary of Network Commerce, 411 First Avenue South, Suite 200 North, Seattle, Washington 98104.

     We will furnish a copy of any of the exhibits listed in our Annual Report on Form 10-K upon payment to us by the requesting party of our reasonable expenses to so furnish the exhibit(s) requested. Alternatively, copies of the exhibits may be obtained at the prescribed rates from the Public Reference Room of the Securities Exchange Commission, located at 450 Fifth Street, N.W., Washington, D.C. or through the Edgar system located on the Internet at http://www.sec.gov.

                                   By Order Of The Board Of Directors,


                                   N. Scott Dickson
                                   Acting Chief Executive Officer
                                   and Chief Financial Officer

Seattle, Washington
October 8, 2002





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